Exhibit 5

FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
February 27, 2007	CLIENT/MATTER NUMBER 083697-0101

Integrys Energy Group, Inc.
130 East Randolph Drive
Chicago, Illinois 60601-6207

Ladies and Gentlemen:

        We have acted as counsel for Integrys Energy Group, Inc. (the “Company”), a Wisconsin corporation, in conjunction with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement and the Prospectus relate to the proposed sale from time to time pursuant to Rule 415 under the Securities Act of up to 4,000,000 shares of the Company’s common stock, par value $1 per share (the “Common Stock”), pursuant to the Integrys Energy Group, Inc. Stock Investment Plan (the “Plan”).

        In connection with our representation, we have examined: (1) the Registration Statement, including the Prospectus; (2) the Restated Articles of Incorporation and By-Laws of the Company, as amended to date; (3) the Plan; and (4) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

        Based upon and subject to the foregoing, and assuming that (1) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (2) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; and (3) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus, we are of the opinion that:

        1.     The Company is a validly existing corporation under the laws of the State of Wisconsin.

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Integrys Energy Group, Inc.

        2.     The shares of Common Stock covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

        We hereby consent to the reference to our firm under the caption “Legal Opinion” in the Prospectus and to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP FOLEY & LARDNER LLP